EXHIBIT 99.1

                                                        Contact: Bea Slizewski
                                                                 Birds Eye Foods
                                                                 585-264-3189







                  BIRDS EYE FOODS ANNOUNCES PARTIAL REDEMPTION
                   OF 11-7/8% SR. SUBORDINATED BONDS DUE 2008

ROCHESTER, NY, October 24, 2003. Birds Eye Foods, Inc., the nation's leader in manufacturing and marketing frozen vegetables and a major processor of other food products, announced today that it has caused an irrevocable notice of partial redemption to be sent to holders of its 11-7/8% Senior Subordinated Notes due 2008. The aggregate outstanding principal amount of the Notes being called for redemption is $150 million. The aggregate outstanding principal amount of all of the Notes is $200 million.

     Upon redemption, holders whose Notes have been selected for redemption will receive $1,059.38 per Note plus accrued and unpaid interest thereon. Any of the Notes selected for redemption will be automatically redeemed on November 24, 2003, and no further interest will accrue on or after such date. The Notes to be redeemed will be selected in accordance with and by the trustee under the indenture under which the Notes were issued.

     Rochester-based Birds Eye Foods, with sales of approximately $1.0 billion annually, processes fruits and vegetables in 16 facilities across the country. Familiar brands in the frozen aisle include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin,' Birds Eye Hearty Spoonfuls, Freshlike and McKenzie's. Other processed foods marketed by Birds Eye Foods include canned vegetables (Freshlike) fillings and toppings (Comstock and Wilderness); chili and chili ingredients (Nalley and Brooks); salad dressings (Bernstein's and Nalley) and snacks (Tim's, Snyder of Berlin and Husman). Birds Eye Foods also produces many of these products for the private label, food service and industrial markets.

This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Birds Eye Foods' Annual Report on Form 10-K Equivalent for the fiscal year ended June 28, 2003 as well as other reports and information filed by Birds Eye Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.








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